UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCPIE Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Mitchell S. Karlan, M.D.

Chairman

April 11, 2003

Dear Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of SCPIE Holdings Inc., which will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 15, 2003, at 3:00 p.m., Pacific time.

The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Thank you for your support of our Company.

Sincerely,

Mitchell S. Karlan, M.D.

Chairman

SCPIE HOLDINGS INC.

1888 Century Park East

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2003

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of SCPIE Holdings Inc. (the “Company”) will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 15, 2003, at 3:00 p.m., Pacific time, for the following purposes:

1.	To consider and vote upon the election of four directors to serve until the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 17, 2003, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

By order of the Board of Directors

Joseph P. Henkes

Secretary

April 11, 2003

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR BY FACSIMILE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE, AS EXPLAINED ON THE PROXY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

SCPIE HOLDINGS INC.

To Be Held On May 15, 2003

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of SCPIE Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of $.0001 par value common stock of the Company (“Common Stock”), for use at the Annual Meeting of Stockholders of the Company to be held on May 15, 2003, and any adjournments thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 1888 Century Park East, Los Angeles, California 90067. The telephone number is (310) 551-5900.

This Proxy Statement is first being mailed to the Company’s stockholders on or about April 11, 2003. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by the Company. The 2002 Annual Report to Stockholders, including the Company’s consolidated financial statements for the year ended December 31, 2002, accompanies this Proxy Statement.

ABOUT THE MEETING

Where and when is the Annual Meeting being held?

The Annual Meeting will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 15, 2003, at 3:00 p.m., Pacific time.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider and vote upon (1) the election of four directors to serve until the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified, and (2) the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003. The Company’s Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.

At the conclusion of the meeting, the Company’s management will report on the performance of the Company in 2002 and respond to questions from the Company’s stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of shares of Common Stock as of the close of business on March 17, 2003, the record date fixed by the Board of Directors (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting.

As of the Record Date, there were 9,333,807 shares of Common Stock issued, outstanding and entitled to be voted at the Annual Meeting. These shares are held by approximately 5,400 stockholders of record. An additional 500,000 shares of Common Stock have been issued to a wholly owned subsidiary of the Company. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

How do I vote?

As a holder of Common Stock, you are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record by you as of the Record Date. If you complete and properly sign the accompanying proxy card and return it to the Company (or vote by telephone by following the instructions found on the accompanying proxy card), and if it is received in time and not revoked, it will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of Common Stock are held in “street name” and you wish to vote at the meeting, you must obtain a proxy card from the institution that holds your shares. If no instructions are indicated on a proxy card returned to the Company, the shares represented by that proxy will be voted “FOR” the election, as directors of the Company, of the four nominees named in this Proxy Statement and “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

Can I revoke my vote after I return my proxy card?

Yes. After you have given a proxy, you may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date, or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Joseph P. Henkes, Secretary.

Can I vote by telephone or electronically?

You may vote by telephone on each matter set forth above. Stockholders with shares registered directly with Mellon Investor Services LLC, the Company’s transfer agent, may vote by telephone by calling 1-800-435-6710. The Company has not established electronic voting procedures.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to give voting instructions by telephone or electronically.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What vote is required to approve each item?

Board of Directors.    A plurality of the votes cast by the holders of shares of Common Stock represented and entitled to vote at the Annual Meeting, at which a quorum must be present, is required for the election of the directors identified in this Proxy Statement. With respect to the election of directors, stockholders may (1) vote “for” all four nominees, (2) “withhold” authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and any broker non-votes will have no effect on the outcome of the election.

Ratification of Independent Auditors.    The affirmative vote of a majority of the shares entitled to vote is required to ratify Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

What are the Board’s Recommendations?

The Board’s recommendations are set forth together with a description of each proposal in this Proxy Statement. In summary, the Board recommends that you vote:

•	FOR election of the four directors named in this Proxy Statement to serve until the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified (see page 5); and
•	FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003 (see page 16).

STOCK OWNERSHIP

What is the stock ownership of the Company’s directors, executive officers and largest beneficial owners?

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 17, 2003, by (i) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee of the Company, (iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under “Executive Compensation” below, and (iv) all directors, nominees and executive officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

Name	Number of Shares Beneficially Owned (1)	Percent of Total
Berno, Gambal & Barbee, Inc. (2)	815,602	8.30%
Dimensional Fund Advisors, Inc. (3)	595,050	6.06%
Mitchell S. Karlan, M.D.	47,043	*
Donald J. Zuk	252,800	2.57%
Timothy C. Rivers	57,900	*
Robert B. Tschudy	13,333	*
Joseph P. Henkes	90,100	*
James J. Phair	19,930	*
Willis T. King, Jr.	33,633	*
Jack E. McCleary, M.D.	20,319	*
Charles B. McElwee, M.D.	22,573	*
Wendell L. Moseley, M.D.	23,803	*
Donald P. Newell	21,033	*
Harriet M. Opfell, M.D.	20,333	*
William A. Renert, M.D.	21,228	*
Henry L. Stoutz, M.D.	15,928	*
Reinhold A. Ullrich, M.D.	23,734	*
Ronald H. Wender, M.D.	3,333	*
All directors and executive officers as a group	772,497	7.86%

*	Less than 1%.

(1)	As to each person or group in the table, the table includes the following shares issuable upon exercise of options which are exercisable within 60 days from March 17, 2003: Mitchell S. Karlan, M.D., 9,333; Donald J. Zuk, 192,800; Timothy C. Rivers, 55,700; Robert B. Tschudy, 13,333; Joseph P. Henkes, 78,100; James J. Phair, 18,900; Willis T. King, 9,333; Jack E. McCleary, M.D., 9,333; Charles B. McElwee, M.D., 9,333; Wendell L. Moseley, M.D., 9,333; Donald P. Newell, 9,333; Harriet M. Opfell, M.D., 9,333; William A. Renert, M.D., 9,333; Henry L. Stoutz, M.D., 9,333; Reinhold A. Ullrich, M.D., 9,333, Ronald H. Wender, M.D., 3,333.

(2)	Based solely upon information contained in a report on Schedule 13G dated February 14, 2003, filed with the Securities and Exchange Commission (the “SEC”) on behalf of Berno, Gambal & Barbee, Inc. (“BGB”) and its affiliates. According to this filing with the SEC, BGB has sole power to vote, dispose of or direct the disposition of all of these shares, and persons affiliated with BGB, Messrs. William S. Berno, Paul Gambal and Scott L. Barbee, also have beneficial ownership of these shares and each has shared power to vote, dispose of or direct the disposition of these shares. BGB’s and its affiliates’ business address is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201.

(3)	Based solely upon information contained in a report on Schedule 13G dated February 3, 2003, filed with the SEC on behalf of Dimensional Fund Advisors, Inc. (“Dimensional”). According to this filing with the SEC, Dimensional has sole power to vote, dispose of or direct the disposition of all of these shares. In addition, according to the filing, all of these shares are held in the accounts of various advisory clients of Dimensional, none of which, to the knowledge of Dimensional, owns more than five percent of any class of the Company’s stock. Dimensional disclaims beneficial ownership of the shares. Dimensional’s business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Four directors are to be elected at the Annual Meeting for full three-year terms expiring in 2006. The Board’s nominees are Willis T. King, Jr., Louis H. Masotti, Ph.D., Harriet M. Opfell, M.D., and Reinhold A. Ullrich, M.D., all of whom are currently directors of the Company.

Mr. King and Drs. Opfell and Ullrich were elected at the 2000 Annual Meeting of Stockholders for a three-year term. On August 8, 2002, J. Hyatt Brown resigned from the Board of Directors, and the Board appointed Dr. Masotti to fill the vacancy created by Mr. Brown’s resignation. The terms of the other nine directors continue after the Annual Meeting. Directors hold office until the Annual Meeting for the year in which their respective terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, the proxies will be voted for the election of the four directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Set forth below is certain information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director); a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in certain other companies or associations; his or her age; and the date each director was first elected to the Board. The date of election for all of the current Directors other than Drs. Wender, Masotti and Messrs. Zuk, King and Newell represents the date he or she was first elected to the Board of Governors of Southern California Physicians Insurance Exchange, the predecessor of the Company.

Nominees for Election as Directors to be Elected for a Term of Three Years

Ending at the Annual Meeting of Stockholders in 2006

Willis T. King, Jr., 58, Director, has been a member of the Board since 1997. Mr. King retired as Chairman and Chief Executive Officer of Highlands Insurance Group, Inc., a property and casualty insurance company, in November 2001. Prior to his service with Highlands Insurance Group, he was a director and officer of J&H Marsh McLennan, insurance brokers, from March 1997 until April 1999. From 1986 to 1997, Mr. King served as Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries. Currently, he serves as a director of Max Re Capital Ltd., a publicly traded company, and of BCSI Holdings Inc. and Homeowners Holding Company, both privately held insurance holding companies.

Louis H. Masotti, Ph.D., 68, Director, has been a member of the Board since 2002. Dr. Masotti has been president of Louis H. Masotti, Ltd., a management, real estate and urban development consultancy, for more than five years. Dr. Masotti was a professor of management and urban development and director of the program in real estate management for the Graduate School of Management of the University of California at Irvine from 1992 to 1998. He is a professor emeritus of Northwestern University’s Kellogg Graduate School of Management. Dr. Masotti is also a director of Manufactured Home Communities, Inc., a publicly held corporation, which owns and operates manufactured home communities.

Harriet M. Opfell, M.D., 78, Director, has been a member of the Board since 1981. She has been a board-certified pediatrician in Orange, California, and a clinical professor of pediatrics at the University of California at Irvine for more than five years prior to her retirement in 1995. Dr. Opfell is a former President of the Orange County Medical Association and previously served as Chief of the medical staff as well as medical director at Children’s Hospital of Orange County.

Reinhold A. Ullrich, M.D., 75, Director, has been a member of the Board since 1991. He has been a board-certified obstetrician and gynecologist in Torrance, California, for more than five years, and has been on the clinical faculty at the UCLA School of Medicine since 1954. Dr. Ullrich is a former President of the Los Angeles County Medical Association (“LACMA”), and is a past Chairman of its Board of Trustees. He served on the California Medical Association (“CMA”) Board of Trustees from 1989 to 1995, and was an alternate delegate to the American Medical Association (“AMA”) from 1990 to 1997.

The Board of Directors recommends a vote “FOR” the election of each of the four nominee directors named above.

Directors Whose Terms of Office Continue

Terms Expiring at 2004 Annual Meeting of Stockholders

Mitchell S. Karlan, M.D., 75, Chairman of the Board, has been a member of the Board since 1986. He has been a board-certified general surgeon in Los Angeles, California, for more than five years. Dr. Karlan is a past Chairman of the AMA Council on Scientific Affairs. He is a former President of LACMA, a former Chairman of LACMA’s Board of Trustees and a recent past member of the CMA Board of Trustees. Currently, he is Secretary of the Medical Board of California, and President of its Division of Licensing.

Jack E. McCleary, M.D., 75, Director and Treasurer, has been a member of the Board since 1982. He has been a board-certified dermatologist in Sherman Oaks, California, for more than five years prior to his retirement in 1997. He is a former CMA and LACMA President and Speaker of the CMA House of Delegates.

Wendell L. Moseley, M.D., 75, Director, has been a member of the Board since 1983. He has been a board-certified family practitioner in San Bernardino, California, for more than five years prior to his retirement in 1992. Dr. Moseley was named Teacher of the Year for 1995-1996 in the Department of Family Practice at Loma Linda University School of Medicine, and was a member of the school’s clinical faculty from 1991-2000. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley served as a CMA delegate for 27 years.

Donald P. Newell, 65, Director, Senior Vice President and General Counsel. Mr. Newell has been Senior Vice President and General Counsel of the Company since 2001 and a member of the Board since 1997. Prior to joining the Company, he was a partner at the law firm of Latham & Watkins in San Diego, California, for more than five years. Mr. Newell is also a director of Mercury General Corporation, a publicly traded insurance holding company.

Terms Expiring at 2005 Annual Meeting of Stockholders

Charles B. McElwee, M.D., 72, Director, has been a member of the Board since 1995. He has been a board-certified orthopedic surgeon in Covina, California, for more than five years, and is also affiliated with the University of Southern California School of Medicine. Dr. McElwee is a former President of LACMA, and a former Chairman of its Board of Trustees. Dr. McElwee is a former member of the Board of Trustees of the CMA, and is a past President of and is currently on the Board of Directors of the California Orthopaedic Association.

William A. Renert, M.D., 63, Director, has been a member of the Board since 1990. He has been a board-certified radiologist in La Mesa, California, for more than five years. He is a past Chairman of the Board of Directors of Grossmont Hospital and a past President of the San Diego County Medical Society.

Henry L. Stoutz, M.D., 70, Director, has been a member of the Board since 1976. He has been a board-certified urologist in Ventura, California, for more than five years prior to his retirement in 1997. Dr. Stoutz is a former clinical instructor, Department of Urology, at the UCLA School of Medicine. He is Chairman of the Ventura County Medical Association Professional Liability Committee.

Ronald H. Wender, M.D., 56, Director, has been a member of the Board since 2001. He has been a board-certified anesthesiologist in Los Angeles, California, for more than five years. Currently, Dr. Wender is co-chair of the Department of Anesthesiology at Cedars-Sinai Medical Center in Los Angeles, and is a co-founder and managing partner of the General Anesthesia Specialist Partnership (GASP) Medical Group, also in Los Angeles. In addition, he is the director of anesthesia research and teaching programs at Cedars-Sinai. Dr. Wender is on the teaching faculty at UCLA, UC Irvine and Martin Luther King/Drew Medical Center. Also, he is a member of the Medical Board of California, and President of its Division of Medical Quality.

Donald J. Zuk, 66, Director, President and Chief Executive Officer, has been a member of the Board since 1997. Mr. Zuk became Chief Executive Officer of the Company’s predecessor in 1989. Prior to joining the Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of the Company’s predecessor. Mr. Zuk is a director of BCSI Holdings Inc. and Homeowners Holding Company, both privately held insurance holding companies.

Meetings and Committees of the Board of Directors

There were six meetings of the Company’s Board of Directors during the year ended December 31, 2002. During 2002, except for Dr. Masotti, who was elected as a Director August 8, 2002, no incumbent director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which the Director serves.

The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Stock Option and Incentive Bonus Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

Executive Committee.    The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. The Executive Committee consists of four members, one of whom is required to be the Chairman of the Board of Directors. The members of the Executive Committee are Drs. Karlan (Chairman), McCleary and Moseley, and Mr. Zuk. The Executive Committee held 16 meetings in 2002.

Audit Committee.    Pursuant to a written charter adopted by the Board of Directors, the Audit Committee makes recommendations concerning the engagement of independent auditors, reviews the scope of audit engagements, reviews comment letters of such auditors and management’s response thereto, approves professional services provided by such auditors, reviews the independence of such auditors, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and annually reviews its charter and submits recommended changes to the Board of Directors for its consideration. The Audit Committee consists of four members, all of whom are independent directors. The members of the Audit Committee are Drs. Wender (Chairman), McCleary and Renert and Mr. King. The Audit Committee held six meetings in 2002.

Compensation Committee.    The Compensation Committee establishes remuneration levels for the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of the Company, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, certain equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company establishes remuneration levels for other employees of the Company. The Compensation Committee consists of three members. The members of the Compensation Committee are Drs. Karlan (Chairman) and Moseley and Mr. King. The Compensation Committee held two meetings in 2002.

Stock Option and Incentive Bonus Committee.    The Stock Option and Incentive Bonus Committee has responsibility to establish criteria and standards for incentive compensation awarded to senior executives of the Company, to administer the stock option program of the Company and to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Stock Option and Incentive Bonus Committee consists of two members, Drs. Stoutz and Opfell. The Stock Option and Incentive Bonus Committee held one meeting in 2002.

Summary of Directors’ Compensation

Each non-employee Director currently receives an annual retainer of $30,000. The Chairman of the Board of Directors is paid $1,500 per Board meeting and each other non-employee Director is paid $1,000 per Board meeting. Fees to non-employee Directors for participation on committees of the Board of Directors are $1,000 per meeting. The Chairman of the Executive Committee receives an additional annual retainer of $40,000. All non-employee Directors are reimbursed for reasonable travel and other expenses incurred to attend meetings of the Board and committees thereof. Mr. Newell is treated as a non-employee Director for purposes of director compensation.

In addition, under The Amended and Restated 2001 Equity Participation Plan of the Company (the “2001 Plan”), each non-employee director of the Company receives stock option grants pursuant to a formula set forth in the 2001 Plan. Pursuant to such formula, any person who, during the term of the 2001 Plan is initially elected to the Board of Directors of the Company and is a non-employee director at the time of such initial election, automatically will be granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. In addition, during the term of the 2001 Plan, each non-employee director of the Company is granted an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders at the fair market value on such date. Each person who was a non-employee director of the Company on the date the 2001 Plan was approved by the Board of Directors, received a one-time grant of an option to purchase 15,000 shares of Common Stock at the fair market value on such date in lieu of the automatic grants such person would have received at the Annual Meetings of Stockholders to be held in 2002, 2003 and 2004 under the terms of the 2001 Plan.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning the compensation of (1) the Company’s President and Chief Executive Officer and (2) the five other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”), for the years ended December 31, 2002, 2001 and 2000. During such time periods, the Named Executive Officers were compensated by SCPIE Management Company, which is a subsidiary of the Company and currently employs all executives of the Company and its subsidiaries.

Summary Compensation Table

Annual Compensation
Name and Principal Position(s)	Year	Salary	Bonus		Other Annual Compensation (1)	All Other Compensation (2)
Donald J. Zuk President and Chief Executive Officer	2002 2001 2000	$593,327 581,062 562,650	$	— 50,000 —	$12,338 6,305 1,404	$23,250 20,650 43,523

Timothy C. Rivers Senior Vice President, Assumed Reinsurance	2002 2001 2000	$455,481 280,000 255,000	$	— 68,671 —	— — —	$14,000 11,900 15,300

Donald P. Newell (3) Senior Vice President and General Counsel	2002 2001 2000	$350,000 350,000 —		— — —	— — —	$10,500 10,500 —

Robert B. Tschudy (4) Senior Vice President and Chief Financial Officer	2002	$190,962		—	—	$12,250

Joseph P. Henkes Senior Vice President, Operations and Actuarial Services and Secretary	2002 2001 2000	$273,115 270,000 270,000		— — —	— — —	$14,000 11,900 16,200

James J. Phair Vice President, Assumed Reinsurance	2002 2001 2000	$316,269 178,179 152,692	$	— 20,488 —	— — —	$14,000 8,141 9,036

(1)	Other Annual Compensation for Mr. Zuk consists of payments for medical expenses that are in addition to those covered by the Company’s medical benefit plans.

(2)	All Other Compensation consists of Company contributions to the SMC Cash Accumulation Plan of SCPIE (the “401(k) Plan”) for each Named Executive Officer and expenses related to a vehicle provided to Mr. Zuk by the Company.

(3)	Mr. Newell joined the Company on January 1, 2001. The salary amount represents salary actually earned by Mr. Newell during 2001 and 2002, the payment of $200,000 of which in each year is deferred. See “Employment Agreements.”

(4)	Mr. Tschudy joined the Company on May 13, 2002. The salary amount represents salary actually earned by Mr. Tschudy during 2002, based on an annual rate of $300,000.

Aggregated Option Exercises In Last Fiscal Year and FY-End Option Values

The following table sets forth information with respect to the exercisable and unexercisable options held by Named Executive Officers as of December 31, 2002.

Name	Shares Acquired on Exercise (1)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald J. Zuk	—	—	178,333	82,467	—	—
Timothy C. Rivers	—	—	50,467	45,233	—	—
Donald P. Newell	—	—	8,667	14,333	—	—
Robert B. Tschudy			—	40,000	—	—
Joseph P. Henkes	—	—	72,533	35,567	—	—
James J. Phair	—	—	17,600	21,300	—	—

(1)	None of the Named Executive Officers exercised options during 2002.

Equity Compensation Plan Information

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,143,760	$22.87	556,240
Equity compensation plans not approved by security holders (1)	—	—	—

Total	1,143,760	$22.87	556,240

(1)	The Company maintains no equity compensation plans not approved by security holders.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted a Senior Executive Incentive Bonus Plan (the “Senior Plan”) on February 24, 1999, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 13, 1999, pursuant to which designated executive officers of the Company are eligible to receive bonus payments. The Senior Plan provides an incentive for senior executives to perform superior work, ties the goals and interests of such executives to those of the Company and its stockholders, and enables the Company to attract and retain highly qualified senior executives. The Company believes that the bonuses payable by the Company under the Senior Plan to its senior executives will be fully deductible for federal income tax purposes. As discussed under “Compensation Committee Report on Executive Compensation” below, Donald J. Zuk was the only participant for 2002.

Pension Benefits

The Company maintains a non-contributory defined benefit pension plan, the SCPIE Management Company Retirement Income Plan (the “Retirement Plan”). The Retirement Plan was suspended as to new participants and accrual of additional benefits effective as of December 31, 2000. The Retirement Plan provides each employee with a basic annual benefit at normal retirement (age 65) equal to 1.15% of the employee’s earnings for each year of service with the Company after 1989 (subject to legal limitations) and the employee’s benefit accrued under a prior plan maintained by the Company. Benefits under the Retirement Plan vest after five years of service.

Prior to January 1, 2001, the Company also maintained a supplemental executive retirement plan (the “SERP”), which enhanced the benefits provided under the Retirement Plan to selected employees of the Company, including the Named Executive Officers. The SERP was previously amended to cease further benefit accruals, and was terminated, as of December 31, 2000. The Company has determined to continue the sponsorship of the SERP and has amended and restated the SERP effective as of January 1, 2001 (the “Amended SERP”). Under the terms of the Amended SERP, selected employees of the Company including the Named Executive Officers (other than Mr. Newell and Mr. Phair), are provided enhanced retirement benefits. The Amended SERP provides an annual benefit at normal retirement age (age 65) equal to the greater of: (i) 3.5% of the average annual rate of earnings during the employee’s 36 highest consecutive months in his or her last ten years of service immediately prior to retirement, multiplied by the employee’s years of service with the Company (not to exceed ten years), less the employee’s benefits under the Retirement Plan and a predecessor plan and (ii) the employee’s accrued benefit in the prior version of the SERP as of January 1, 2001. As of January 1, 2003, the Named Executive Officers had accrued the following annual benefits under the SERP, the Amended SERP and the Retirement Plan: Mr. Zuk: $243,788; Mr. Rivers: $38,924; Mr. Tschudy: $6,235; Mr. Henkes: $93,394.

Employment Agreements

SCPIE Management Company has in effect an employment agreement with Mr. Zuk, which is guaranteed by the Company. Mr. Zuk’s employment agreement provides for a term expiring on December 31, 2006, at a current salary of $615,000 per annum, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. This agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. In the event of termination of the agreement by SCPIE Management Company under certain circumstances prior to a change in control of SCPIE Holdings Inc., severance pay of up to two years’ salary is due. Mr. Zuk may also terminate the agreement at any time, with or without cause, upon 90 days’ written notice to SCPIE Management Company.

The Company has entered into an employment agreement with Mr. Newell relating to his employment as the Senior Vice President and General Counsel of the Company. Mr. Newell’s employment with the Company commenced on January 1, 2001 pursuant to the employment agreement. The employment agreement is terminable by either party and has been extended through December 31, 2003. A further extension, for one or more years, will be discussed between the Company and Mr. Newell no later than sixty days prior to the end of the extended term. The employment agreement provides for a current salary of $350,000, with $200,000 of such amount deferred by the Company and paid to Mr. Newell, together with accrued interest at a rate of 9% per annum, in equal monthly installments over a ten-year period, commencing January 1, 2008. The employment agreement provides that Mr. Newell is not entitled to participate in the Company’s annual incentive bonus plan, but may be granted stock options by the Stock Option and Incentive Bonus Committee and will be included in the Company’s standard employment benefits plans.

SCPIE Management Company has entered into employment agreements with Mr. Rivers and Mr. Phair, which are guaranteed by the Company. These agreements provide for a term expiring on April 30, 2005, at annual salaries of $500,000 and $350,000 for Mr. Rivers and Mr. Phair, respectively. The agreements also provide for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. The agreements may be terminated by the Company for Cause (as defined therein) or due to the disability of Mr. Rivers or Mr. Phair and will be automatically terminated upon their deaths.

Change of Control Severance Agreements

The Company has entered into Change of Control Severance Agreements with each of the Named Executive Officers other than Mr. Newell that will provide the officers certain benefits if their employment is terminated within a specified period after a change in control of the Company. The Change of Control Severance Agreements expire on December 31, 2006. On each January 1, the expiration date of each Change of Control Severance Agreement will be automatically extended for an additional one-year period, unless the Company notifies the officer party thereto that it does not wish to further extend the Change of Control Severance Agreement with such officer on or before September 30 of the prior year. Under the Change of Control Severance Agreements, if the officer’s employment is terminated by the Company other than for “cause” or “disability” (each, as defined in such Change of Control Severance Agreements) or the officer resigns with “good reason” (as defined in such Change of Control Severance Agreements) within two years following a change of control transaction involving the Company, the officer will be paid an amount equal to two times (three times for Mr. Zuk) such officer’s base salary and annual bonus plus the value of certain other benefits and payments forgone due to the termination and will continue to receive all employee benefits for two years (three years for Mr. Zuk) after the date of termination. In addition, any resignation by the officer during the 30-day period immediately following the first anniversary of a change of control is deemed to be for “good reason.” If it is determined that any payments made to an officer pursuant to a Change of Control Severance Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as he or she would have been in had no excise tax been imposed on such payment.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is principally administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee consists of three non-employee Directors, who are appointed by the Board.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, that will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. The Compensation Committee is responsible for the formulation of appropriate compensation plans and incentives for executives of the Company, the recommendation of such plans and incentives to the Board of Directors for its consideration and adoption, the award of equity incentives and the ongoing administration of various compensation programs as may be authorized or directed by the Board. The Compensation Committee also has specific responsibility for the compensation of the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. The Chief Executive Officer establishes compensation levels for executives other than the aforementioned senior officers in accordance with the policies established by the Compensation Committee.

The overall goal of the Compensation Committee is to ensure that compensation policies are consistent with the Company’s strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions.

•	Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive.

•	Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company’s compensation strategy, that is competitive with other companies in the industry and that is equitable within the Company. The Compensation Committee believes that compensation programs must be structured to attract and retain talented executives.

Base Salary

It is the Compensation Committee’s policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards, the performance of the Company, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

For 2002, the Compensation Committee and the Chief Executive Officer increased salaries at the outset of the year for only five executives (including one senior officer) based largely on the performance of the Company during 2001. During 2002, the Company undertook an extensive program to raise capital and then to divest a significant portion of its assumed reinsurance operations. To assure the continued presence and dedicated efforts of the two officers managing the assumed reinsurance division, in May 2002, the Company entered into three-year employment contracts with each of these officers providing annual salaries of $500,000 and $350,000, representing increases of $220,000 and $180,000, respectively.

Based on the continued disappointing results of the Company’s overall performance for 2002, the Compensation Committee determined that there would be no increase in the 2003 base salaries of the Chief Executive Officer and five of the six Senior Vice Presidents. One Senior Vice President received a 6.8% increase in base salary, the first increase since he joined the Company in 2001. The Chief Executive Officer continued to receive the annual cost of living increase under his employment contract with the Company. The Chief Executive Officer determined that all of the other officers would receive increases ranging from 2.2% to 11.8%. These increases averaged approximately 4.7%. Most of these officers received no salary increase in 2002.

Annual Incentive Bonuses

The Company has adopted an Annual Incentive Plan for the payment of cash bonuses based on a combination of Company performance in relation to predetermined objectives and individual executive performance for each year under the plan. In recent years, the Company experienced severe competition and negative results, particularly in its healthcare liability insurance operations outside the State of California. The Compensation Committee did not adopt formal performance standards for the year 2001 and 2002. Rather it determined to make its own evaluation of individual performance in conjunction with the performance of the Company and its divisions. Based on this evaluation, the Compensation Committee determined that no bonuses for 2002 would be paid to any officer, with the exception that a bonus was awarded to one vice president. No bonuses were awarded to the senior executive officers.

For 2003, the Compensation Committee will continue the procedures followed for 2002.

Long-Term Incentives

The Compensation Committee is committed to a long-term incentive program for executives, which will encourage participants to promote the long-term growth of the Company. The Compensation Committee believes that management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives.

In November 1997, the Board of Directors adopted The 1997 Equity Participation Plan of the Company (the “1997 Plan”), which was approved by stockholders at the 1998 Annual Meeting. In October 2001, the Board of Directors adopted the 2001 Plan as an amendment and restatement of the 1997 Plan, which was approved by the stockholders at the 2002 Annual Meeting. Under the 2001 Plan, the governing committee of the Board of Directors may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof or other equity incentives. The maximum number of shares available for grant under the 2001 Plan is 1,700,000. The Board of Directors has formed the Stock Option and Incentive Bonus Committee (the “Bonus Committee”) to administer, among other things, the grant of options under the 2001 Plan. The Bonus Committee is composed of two outside directors.

The Bonus Committee, the Compensation Committee and the Board of Directors are all of the view that it is important to provide equity incentives to the Company’s officers during periods in which cash bonuses are limited due to disappointing operating results. They believe that a high level of executive motivation and future performance can be maintained through such equity incentives as option grants. In October 2001, the Bonus Committee granted options to the executives of the Company to purchase an aggregate of 335,200 shares of Common Stock. These options were granted at the exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable in three cumulative annual installments commencing one year after the date of grant.

The Bonus Committee made only two option grants during 2002 covering a total of 70,000 shares. These options were granted at the same exercise price and on the same terms as the October 2001 grants.

Compensation of Chief Executive Officer

Mr. Zuk’s base salary is set by the terms of his employment agreement with the Company, which has been in effect for a number of years and renewed annually by the directors to adjust his then-current salary and to extend the term for an additional year. During 2002, the base annual salary was $593,264, which, as stated above was not increased by the Board or the Compensation Committee for 2003, but, which, pursuant to Mr. Zuk’s employment agreement, was automatically increased to reflect the increase in the cost of living index during the year.

Mr. Zuk is eligible to participate in all of the Company’s annual and long-term incentive programs. Mr. Zuk is the only officer who during 2002 was covered by the Senior Plan. Based upon the Company’s performance, and based upon a formula adopted by the Bonus Committee, Mr. Zuk received no bonus under the Senior Plan for 2002.

Internal Revenue Code Section 162(m)

The Bonus Committee has considered the potential impact of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. To appropriately recognize the contribution of the Company’s executive officers to the Company and its stockholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), in 1999, the Compensation Committee adopted the Senior Plan, a performance-based incentive bonus plan, which was approved by the stockholders at the 1999 Annual Meeting of the Company. The Senior Plan applies in lieu of the annual incentive bonuses discussed above for executive officers covered by the Annual Incentive Plan. The only officer covered by the Senior Plan in 2002 was Mr. Zuk. The Compensation Committee believes that the 2001 Plan, as administered by the Bonus Committee, and the Senior Plan qualify as “performance based” under Section 162(m).

March 3, 2003

COMPENSATION COMMITTEE

Mitchell S. Karlan, M.D. (Chairman)

Wendell L. Moseley, M.D.

Willis T. King, Jr.

Stock Performance Graph

The graph below compares the cumulative total stockholder return on the shares of Common Stock of the Company for the period from December 31, 1997, through December 31, 2002, with the cumulative total return on the Standard and Poor’s 500 Index (the “S&P 500 Index”) and the SNL All Property & Casualty Insurance Index (the “SNL Index”) over the same period (assuming the investment of $100 in the Company’s Common Stock, the S&P 500 Index and the SNL Index on December 31, 1997, and the reinvestment of all dividends).

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
SCPIE Holdings Inc.	$100.00	$105.56	$113.04	$84.55	$106.64	$25.48
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
SNL All Property & Casualty Insurance Index	100.00	96.63	73.54	106.38	105.75	98.87

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2003.

In the event the appointment of Ernst & Young LLP as independent auditor for the Company is not ratified, the Board of Directors may consider whether to select other auditors for the subsequent year. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditor at any time during the year if the Board determines such a change to be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

The Company’s Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

Audit Fees for Fiscal 2002

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountants, for the fiscal year ended December 31, 2002, are as follows:

Audit Fees	$361,000
Audit Related Services	$75,000
All Non-Audit Services	$139,000

Non-audit services consist of tax compliance, tax planning and tax advice. The Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence with respect to the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the Unites States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted on March 28, 2003, by the members of the Audit Committee of the Company’s Board of Directors.

Ronald H. Wender, M.D. (Chairman)

William A. Renert, M.D.

Jack E. McCleary, M.D.

Willis T. King, Jr.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act generally requires the Company’s executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Company became subject to the requirements of Section 16(a) on January 29, 1997. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2002 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. Louis H. Masotti, a director of the Company, is the only reporting person to have made a late filing under Section 16(a). A Form 3 reporting Dr. Masotti’s appointment to the Board of Directors was filed one day after its due date. This statement is based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals which stockholders intend to present at the next Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by December 13, 2003, to be eligible for inclusion in the proxy material of that meeting. Proposals and nominations submitted outside the processes of Rule 14a-8 must be received by January 16, 2004, to be timely.

OTHER INFORMATION

Proxy Solicitation

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services that will be performed in addition to their regular duties. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

Miscellaneous

The Company’s management knows of no other matters that are to be brought before the Annual Meeting. If any other matters come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited by this proxy statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Howard M. Bender, Vice President, Communications.

By order of the Board of Directors,

Joseph P. Henkes

Secretary

1888 Century Park East

Los Angeles, California 90067

April 11, 2003

SCPIE HOLDINGS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SCPIE HOLDINGS INC.

The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the “Company”) hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D., and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 15, 2003, at 3:00 p.m., Pacific time, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all the nominees listed and FOR Proposal 2.

The undersigned revokes any prior proxy for such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

(Please sign and date on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

The Board of Directors of SCPIE Holdings Inc. recommends that you vote FOR Proposals 1 and 2.

Mark Here for Address Change or Comments	☐

PROPOSAL 1:	Nominees
Election of Directors	01 Willis T. King, Jr. 02 Louis H. Masotti, Ph.D. 03 Harriet M. Opfell, M.D. 04 Reinhold A. Ullrich, M.D.

FOR all nominees listed above (except as marked to the contrary)	☐
WITHHOLD AUTHORITY to vote for all nominees listed above*	☐
EXCEPTIONS	☐

*INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

PROPOSAL 2: To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important: Please sign exactly as your name appears to the left. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name, by an authorized person. Each joint tenant should sign.

Dated:                                                                                                                                                                                                    , 2003

Signature of stockholder

Signature if held jointly

Please mark, date, sign and mail this proxy card promptly,

using the enclosed envelope.

Δ FOLD AND DETACH HERE Δ

Vote by Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11PM Eastern Time

the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone

1-800-435-6710

Use any touch-tone telephone to

vote your proxy. Have your proxy

card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,

you do NOT need to mail back your proxy card.